CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF
SERIES A PREFERRED STOCK
OF HARTE HANKS, INC.
a Delaware corporation
The undersigned, Robert L.R. Munden certifies that:
1.He is the duly acting Executive Vice President, General Counsel and Secretary of Harte Hanks, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”).
2.Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors, at a meeting held on January 17, 2018, adopted the following resolution creating and establishing the voting powers, designations, preferences, rights and qualifications, limitations and restrictions of, and the number of shares comprising, the Corporation’s Series A Preferred Stock, and such resolution has not been modified and is in full force and effect on the date hereof:
RESOLVED, that a series of Preferred Stock of the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized and established by the Board of Directors of the Corporation pursuant to authority given by the Corporation’s Certificate of Incorporation.
NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby creates and fixes and determines the number of shares constituting, and the voting powers, designations, preferences, rights and qualifications, limitations and restrictions relating to, a new series of Preferred Stock as follows:
Section 1.     Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 7(c).

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” means this Certificate of Designation of Rights, Preferences and Privileges of the Series A Preferred Stock.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $1.00 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a Registration Statement that registers the resale of all Conversion Shares, so long as such Conversion Shares are Registrable Securities (as defined in the Registration Rights Agreement), of the Holders, who shall be named as “selling stockholders” therein and meets the requirements of the Registration Rights Agreement.

“Corporation” means Harte Hanks, Inc., a Delaware corporation.

“EBITDA” means, per the Corporation’s financial statements filed with the Commission, operating revenues, minus operating expenses (but excluding nonrecurring and restructuring expenses, if such amounts are included in operating expenses), plus income taxes, interest charges, depreciation, and software and intangible asset amortization, in each case to the extent such amounts are included in operating expenses, as determined in accordance with generally accepted accounting principles as in effect in the United States.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(c).

“Holder” means a holder of the Series A Preferred Stock.

“Liquidation” shall have the meaning set forth in Section 5(a).

“New York Courts” shall have the meaning set forth in Section 8(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the issuance and sale of the shares of the Series A Preferred Stock by the Corporation pursuant to the Purchase Agreement.

“Original Issue Price” shall have the meaning set forth in Section 5(a).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Public Offering” shall have the meaning set forth in Section 6(a).
“Purchase Agreement” means the Securities Purchase Agreement, dated on or about the Original Issue Date, among the Corporation and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms for the purchase and sale of Series A Preferred Stock.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Corporation and the original Holder, in the form of Exhibit A attached to the Purchase Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Registrable Securities by each Holder as provided for in the Registration Rights Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiary” means any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.
“Successor Entity” shall have the meaning set forth in Section 7(c).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Global Market, the Nasdaq Global Select Market, the Nasdaq Capital Market, the New York Stock Exchange, or the NYSE MKT LLC (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted on a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board or OTCQX or OTCQB Markets, (c) if the Common Stock is not then listed or quoted for trading on a Trading Market, the OTC Bulletin Board or either of the OTCQX or OTCQB Markets, and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the shares of Series A Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“3Q Digital Earnout Amount” means the earnout consideration due pursuant to that certain Agreement and Plan of Merger, dated as of March 16, 2015 (as amended, the “3Q Digital Agreement”), by and among the Corporation, a wholly owned subsidiary of the Corporation, 3Q Digital, Inc. (“3Q”), and Maury Domengeaux, as representative to the former stockholders and optionholders of 3Q, as amended by that certain Agreement, dated as of May 1, 2017, by and among the Corporation, 3Q and Maury Domengeaux, as representative to the former stockholders and optionholders of 3Q.

Section 2.     Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series A Preferred Stock (the “Series A Preferred Stock”) and the number of shares originally constituting the Series A Preferred Stock shall be 9,926. Each share of Series A Preferred Stock shall have a par value of $1.00 per share and a stated value equal to $1,000 per share (the “Stated Value”).

Section 3.     Dividends. Solely upon a Liquidation, and only if prior to such Liquidation such shares of Series A Preferred Stock have not been otherwise converted to Common Stock, Holders shall be entitled to receive dividends on their shares of Series A Preferred Stock that shall accrue, whether or not declared by the Board, from and after the Original Issue Date at a rate of (i) five percent per each year, or (ii) the rate that cash dividends were paid in respect of Common Stock (with Series A Preferred Stock being paid on an as-converted basis in such case) for such year if such rate is greater than five percent. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series A Preferred Stock.

Section 4.    Voting Rights.

(a)On or after May 1, 2018 (but only to the extent either (i) 50% of the shares of Series A Preferred Stock originally issued upon the filing of this Certificate of Designation remain outstanding, (ii) there remains outstanding an amount of Series A Preferred Stock issued on the Original Issue Date convertible into at least 5% of the Corporation’s outstanding Common Stock or (iii) (x) there remains outstanding at least one share of Series A Preferred Stock and (y) a holder of Series A Preferred Stock is the beneficial owner of at least 5% of the Corporation’s outstanding Common Stock) one member of the Board of Directors shall be subject to election and removal by the holders of a majority of the outstanding shares of Series A Preferred Stock voting as a separate class. In the case of any vacancy in the office of a director elected by the holders of the Series A Preferred Stock, the holders of a majority of the outstanding shares of Series A Preferred Stock may elect a successor to hold office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of the Series A Preferred Stock may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, given either at an annual meeting of the Corporation’s stockholders or at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. Any such act shall become effective on the date fixed in the notice to the Corporation thereof, or upon the delivery thereof to the Corporation, whichever is later, without the need for any other corporate procedure or action. For avoidance of any doubt, the appointment of a director as aforesaid, the dismissal or replacement of any director so appointed, shall be by written notice given to the Corporation by the holders of a majority of the outstanding shares of Series A Preferred Stock pursuant to the procedures set forth above.
(b)    Except as otherwise provided herein or as otherwise required by law, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not (by merger, consolidation or otherwise), without the written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock:
a.Authorize, create or issue (A) any poison pill applicable to the acquisition of shares of capital stock by Wipro, LLC or its affiliates or (B) other than respect to a poison pill, any class or series of capital stock that ranks senior to, or on parity with, the Series A Preferred Stock as to dividends or distributions or upon a Liquidation;
b.Increase the number of authorized or issued shares of Series A Preferred Stock;
c.Except for shares of capital stock acquired from employees, directors or consultants pursuant to equity plans in order to pay the exercise price of options granted pursuant to such plans or taxes incurred with grants under such plans, purchase or redeem any capital stock that ranks junior (as to dividends or distributions or upon a Liquidation) to the Series A Preferred Stock;
d.Incur indebtedness (or permit any of its subsidiaries to incur any indebtedness) for borrowed money in excess of the greater of (A) $40,000,000 in the aggregate, or (B) four times the Corporation’s trailing 12 month EBITDA (measured at the time such indebtedness is incurred);
e.Enter into any transaction with any affiliate that is not on arms’ length terms;
f.Authorize, adopt or approve any Liquidation that does not result in payment to the Holders of the Original Purchase Price per share of Series A Preferred Stock and all accrued and unpaid dividends on the Series A Preferred Stock;
g.Make an assignment for the benefit of creditors or file for bankruptcy;
h.Amend, alter or repeal any provision of the Certificate of Incorporation (including this Certificate of Designation) or Bylaws in a manner materially adverse to the Series A Preferred Stock; or
i.Pay any portion of the 3Q Digital Earnout Amount (A) prior to its due date pursuant to the 3Q Digital Agreement or (B) if payment of the 3Q Digital Earnout Amount is accelerated due to a sale of the 3Q business, if doing so would require cash greater than the proceeds of such a sale transaction.
Section 5.     Liquidation.

(a)    Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or a Fundamental Transaction (each, a “Liquidation”), the holders of Series A Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment is made to the holders of Common Stock or any hereafter authorized capital stock of the Corporation ranking junior to (upon liquidation, dissolution or winding-up) the Series A Preferred Stock, an amount per share equal to the greater of (i) the Original Issue Price, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all Series A Preferred Stock been converted into Common Stock immediately before such Liquidation. If upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the Holders the full amount to which they are entitled under this Section 5, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. No distribution shall be made in respect of any shares of Common Stock or any hereafter authorized capital stock of the Corporation ranking junior to (upon liquidation, dissolution or winding-up) the Series A Preferred Stock unless, at the time of such distribution, the Holders shall have received the full amount to which they are entitled under this Section 5. The “Original Issue Price” means $1,000 per share, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series A Preferred Stock.
(b)    Upon a Liquidation, after the payment of all preferential amounts required to be paid to the Holders, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Common Stock, pro rata based on the number of shares held by each holder.
Section 6.     Conversion.

(a)    Each share of Series A Preferred Stock shall be convertible, at any time and from time to time at the option of the Holder thereof, without the payment of additional consideration, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(c)) determined by dividing the Stated Value by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or e-mail of a PDF document (with confirmation of transmission) such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. If a conversion is in connection with a bona fide public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act or under similar laws of other jurisdictions (a “Public Offering”), the conversion may be conditioned upon the closing of the sale of Common Stock pursuant to such Public Offering, and in that case the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of Common Stock. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred Stock to the Corporation unless (i) the full or remaining number of shares of Series A Preferred Stock represented by such certificate are being converted or (ii) such Holder has provided the Corporation with prior written notice (which notice may be included in a Notice of Conversion) requesting reissuance of a certificate representing the remaining shares of Series A Preferred Stock upon physical surrender of any certificate representing the shares of Series A Preferred Stock being converted; provided, however, that if such certificate(s) shall have been lost, stolen or destroyed, the Holder of such shares of Series A Preferred Stock shall instead deliver to the Corporation an affidavit and indemnity in form and substance reasonably acceptable to the Corporation. Each Holder and the Corporation shall maintain records showing the number of shares of Series A Preferred Stock so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of the certificate representing the shares of Series A Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series A Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be retired and canceled and shall not be reissued.
(b)    Conversion Price. The conversion price for the Series A Preferred Stock shall equal $0.991, subject to adjustment herein (the “Conversion Price”).
(c)    Mechanics of Conversion
i.Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder or its transferee, as applicable, (A) a certificate or certificates free of restrictive legends representing the number of Conversion Shares being acquired upon the conversion of the Series A Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends. If requested by the Holder, the Corporation shall use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii.Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled, without limitation of the Holder’s other rights and remedies, to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Series A Preferred Stock certificates delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

iii.Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the greater of (A) the State Value and (B) the then fair market value (as determined in good faith by the Board of Directors), of the shares of Series A Preferred Stock, on an as-converted basis, which are subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue damages against the Corporation for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series A Preferred Stock. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all liens, charges and encumbrances with respect to the issuance thereof, and, if a Conversion Shares Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

v.Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined in good faith by the Board of Directors) on the date of such conversion (such amount shall be paid by the Corporation concurrently with the delivery of certificates for the shares of Common Stock issued upon such conversion) or round up to the next whole share.

vi.Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to any Holder for any sale, transfer, stamp, document or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been or will be paid.

vii.No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

Section 7.     Adjustment to Conversion Price.

(a)    Stock Dividends and Stock Splits. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Preferred Stock), (ii) subdivides (by any stock split, recapitalization, reclassification or otherwise) outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective at the close of business on the date the dividend, subdivision, combination or reclassification becomes effective.
(b)    Pro Rata Distributions. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.
(c)    Fundamental Transaction. If, at any time while any shares of Series A Preferred Stock are outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock, or any other sale, transfer or issuance (or series of sales, transfers or issuances) of 50% or more of the outstanding share of Common Stock is completed, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) whereby such other Person or group acquires, directly or indirectly, more than 50% of the outstanding shares of Common Stock, or (vi) any merger, consolidation, recapitalization or similar transaction shall occur that results in (x)(i) the holders of Common Stock immediately prior to such transaction owning less than 50% of the combined voting power of the then outstanding shares of capital stock of the Corporation (or the surviving Person in such transaction) and (ii) an individual or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) being the beneficial owners, directly or indirectly, of outstanding shares of capital stock of the Corporation (or any Person surviving such transaction) entitling them collectively to exercise 20% or more of the total voting power of the shares of capital stock of the Corporation (or the surviving Person in such transaction), or (y) an individual or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) being the beneficial owners, directly or indirectly, of outstanding shares of capital stock of the Corporation (or any Person surviving such transaction) entitling them collectively to exercise 50% or more of the total voting power of the shares of capital stock of the Corporation (or the surviving Person in such transaction) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Series A Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series A Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Series A Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section. The Corporation shall promptly provide to the Holders such information concerning the terms of such Fundamental Transaction as may reasonably be requested by the Holders. To the extent necessary to effectuate the foregoing provisions, the Corporation shall cause any successor to the Corporation or surviving entity in such Fundamental Transaction to file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. In addition, the Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holders, deliver to the Holders in exchange for the Series A Preferred Stock a security of the Successor Entity, with substantially the same rights, preferences, privileges and restrictions as the Series A Preferred Stock and which is created pursuant to a new Certificate of Designation with substantially the same terms and conditions as this Certificate of Designation and which is reasonably satisfactory in form and substance to the Holders, which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series A Preferred Stock (without regard to any limitations on the conversion of this Series A Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series A Preferred Stock immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.
(d)    Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.
(e)    Notice to the Holders.
i.Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall, at its expense, promptly prepare and deliver to each Holder a certificate of an executive officer of the Corporation setting forth in reasonable detail such adjustment to the Conversion Price and the facts requiring such adjustment and certifying as to the calculation thereof. The Corporation will, upon the written request at any time of any Holder, furnish to such Holder a certificate of an executive officer certifying as to the Conversion Price then in effect and the number of Conversion Shares then issuable to such Holder upon conversion of the shares of Series A Preferred Stock held by such Holder.

ii.Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other securities or rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any capital reorganization of the Corporation, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or any Liquidation (including a Fundamental Transaction), or (E) the Board of Directors shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, or any other Liquidation (including a Fundamental Transaction), then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, and the amount and character of such dividend, distribution, redemption or right, or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange or Liquidation is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange or Liquidation. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of the Series A Preferred Stock (or any part hereof) during the 30-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8.    Miscellaneous.

(a)    Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, e-mail of a PDF document (with confirmation of transmission), or sent by a nationally recognized overnight courier service, addressed to the Corporation at 9601 McAllister FWY, Suite 610, San Antonio, Texas Attention: General Counsel, facsimile number (210) 829-9139, or such other facsimile number or e-mail or street address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, e-mail of a PDF document (with confirmation of transmission), or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or e-mail or street address of such Holder appearing on the books of the Corporation, or if no such facsimile number or e-mail or street address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or e-mail of a PDF document (with confirmation of transmission) prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail of a PDF document (with confirmation of transmission) on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.
(b)    Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.
(c)    Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.
(d)    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the United States District Court sitting in the Southern District of New York or the courts of the State of New York located in the City of New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.
(e)    Amendment and Waiver. No provision of this Certificate of Designation may be amended or modified except by an instrument in writing executed by the Corporation and a majority in interest of the shares of Series A Preferred Stock then outstanding, and any such written amendment or modification will be binding upon the Corporation and each Holder. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.
(f)    Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.
(g)    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(h)    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.
(i)    Status of Converted Series A Preferred Stock. Shares of Series A Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Series A Preferred Stock shall be converted or reacquired by the Corporation, such shares shall be retired and cancelled and shall not be reissued.

The undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge. Executed at San Antonio, Texas, on this 29th day of January, 2018.

By: /s/ Robert L. R. Munden Name: Robert L. R. Munden Title: Executive Vice President, General Counsel and Secretary

ANNEX A
NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares (the “Conversion Shares”) of common stock, par value $1.00 per share (the “Common Stock”), of Harte Hanks, Inc., a Delaware corporation (the “Corporation”), in accordance with the Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock of the Corporation (the “Certificate of Designation”), and directs that the shares of Common Stock issuable and deliverable upon such conversion, together with a check for any cash payable pursuant to Section 6(c) of the Certificate of Designation, be issued and delivered to and in the name of _________________________ at the address specified below. If Conversion Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay, or cause to be paid, to the Corporation the amount of all transfer taxes payable with respect thereto or deliver evidence to the Corporation establishing to the reasonable satisfaction of the Corporation that such taxes have been or will be paid in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:_________________________________________
Number of shares of Preferred Stock owned prior to Conversion:____________
Number of shares of Preferred Stock to be Converted:
Aggregate Stated Value of Preferred Stock to be Converted:_______________
Number of shares of Common Stock to be Issued:_______________________
Applicable Conversion Price:_______________________________________
Shares of Preferred Stock owned subsequent to Conversion: _______________
Address for Delivery: _______________________________ or DWAC Instructions: Broker no: ______________________________ Account no: __________________
[HOLDER] By:___________________________________ Name: Title: